Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Travis Wachter	+ 1 (202) 295-4212
+ 1 (202) 295-4217	investor.relations@cogentco.com
twachter@cogentco.com

Cogent Communications Group, Inc.

Adopts New Holding Company Structure

WASHINGTON, D.C. May 15, 2014 — Cogent Communications Group, Inc. (NASDAQ: CCOI) (the “Company”) today announced that it has adopted a new holding company organizational structure.

The restructuring was accomplished through a merger under Section 251(g) of the General Corporation Law of the State of Delaware, pursuant to which all stockholders of Cogent Communications Group, Inc. at the effective time of the merger became stockholders of the new holding company, Cogent Communications Holdings, Inc. (“Holdings”), and Cogent Communications Group, Inc. became a subsidiary of Holdings.  The business operations of Cogent Communications Group, Inc. have not changed as a result of the restructuring.

Holdings’ common stock will continue to be listed and trade on The NASDAQ Stock Market under the symbol “CCOI” without interruption.  The certificate of incorporation and bylaws of Holdings are substantially the same as the certificate of incorporation and bylaws of Cogent Communications Group, Inc. prior to the merger and the officers and directors of Cogent Communications Group, Inc. have also become the officers and directors of Holdings.

Cogent Communications Group, Inc.’s stockholders were not required to take any action in connection with the corporate restructuring.  All outstanding shares were converted into shares of Holdings in a non-taxable transaction with the same rights, privileges and interests as the shares of Cogent Communications Group, Inc. previously held by such stockholders.  The shares of Holdings will continue to be represented by the same stock certificates that previously represented shares of Cogent Communications Group, Inc. capital stock.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high speed Internet access, Ethernet transport, and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides services in over 180 markets globally.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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